Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Triton LuxTopHolding SARL

By:	/s/ Julie Outouchent
Name:	Julie Outouchent
Title:	Authorised signatory

By:	/s/ Laurent Thailly
Name:	Laurent Thailly
Title:	Authorised signatory

Apax IX GP Co. Limited

By:	/s/ Jeremy Latham
Name:	Jeremy Latham
Title:	Director